ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

HORIZON GROUP HOLDING, INC.

Document Number P00000009132

On April 28, 2015, the Board of Directors of HORIZON GROUP HOLDING, Inc. passed a resolution that Article I of the Articles of Incorporation be amended. On April 28, 2015, a majority of the Shareholders adopted the recommendation of the Company’s Board of Directors and approved this Amendment to the Articles of Incorporation of HORIZON GROUP HOLDING, Inc. The corporation is filing these Articles of Amendment to the Articles of Incorporation, pursuant to F.S. 607.1006.

1.	The name of the corporation is HORIZON GROUP HOLDING, Inc.

2.	Article 1 of the Articles of Incorporation of HORIZON GROUP HOLDING, Inc. shall be amended as follows:

ARTICLE 1. Name

The name of this corporation is:

BorrowMoney.com, Inc.

SECOND: The date of adoption of this amendment by the shareholders of this corporation is: April 28, 2015 and shall become effective upon filing with the Secretary of State of Florida.

THIRD: This amendment to the Articles of Incorporation of the Corporation has been duly adopted in accordance with the provisions of the Florida Business Corporation Act. At a meeting of the shareholders, a majority of the shares entitled to vote passed a resolution approving the recommendation of the Board of Directors to change the name of the Corporation, in accordance with the Florida Business Corporation Act.

IN WITNESS WHEREOF the undersigned, the President and Secretary of the Corporation, have executed this Amendment to the Articles of Incorporation this

1st day of May, 2015

Aldo Piscitello, President